                                                                   EXHIBIT 10.24


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into on May 24th, 1995, but is effective as of the 1st day of June, 1995 (the "Effective Date"), by and between All American Semiconductor, Inc., a Delaware corporation (the "Company"), and Bruce M. Goldberg ("Employee").

         WHEREAS, the Company is engaged in the distribution of electronic components and its principal office is located at 16115 N.W. 52nd Avenue, Miami, Florida 33014;

         WHEREAS, Employee has experience in the distribution of electronic components and valuable knowledge and expertise that is useful to the Company; and

         WHEREAS, the Company desires to continue the employment of Employee on the terms and conditions set forth herein and Employee desires to continue to work for the Company on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and of the promises hereinafter contained, the sufficiency of which is hereby acknowledged, the parties covenant and agree as follows:

         1. TERM OF EMPLOYMENT. The Company agrees to employ Employee, and Employee agrees to be so employed, for a term of five (5) years and seven months. Accordingly, the term of this employment shall, subject to the terms and conditions of this Agreement concerning earlier termination by each of the parties, and the automatic renewals of the term as set forth in the next sentence, commence as of the Effective Date and continue until December 31, 2000. The term of this Agreement shall automatically renew each year for an additional one (1) year term unless the Company (by a resolution passed by a majority of the Board of Directors of the Company) or Employee notifies the other of its or his intention not to renew this Agreement no later than sixty
(60) days prior to the expiration of the then-current term.

         2. DUTIES. Employee accepts employment with the Company to serve as President and Chief Operating Officer of the Company and agrees to perform such services as are commensurate with his offices. Employee shall work full-time for the Company. The Company may not require Employee to perform duties which are not commensurate with such offices, or which materially differ from Employee's duties as they presently exist. Any attempt by the Company to do so shall constitute a total breach of this Agreement, whereupon Employee shall be entitled to terminate his employment hereunder and to treat such termination as a termination of employment by the Company pursuant to Section 5(b) of this Agreement.

         3. COMPENSATION. Employee shall be entitled to the following, all of which shall be deemed compensation, as that term is used in this Agreement (provided, however, that the use of the term "compensation" in this Agreement is not intended to have any effect whatever with respect to determining Employee's taxable income):

                 (a) The Company agrees to pay to Employee, as base salary, for the balance of the 1995 calendar year, gross annual salary at a rate equal to $275,000 per annum. For calendar year 1996, Employee's gross annual salary shall be increased from the $275,000 per annum salary in effect during the last seven months of 1995 by 58.33% of the greater of (i) 4% of $275,000 and (ii) the amount of the percentage increase in the Consumer Price Index for the most currently available twelve (12) month period over the preceding twelve (12) month period (the "CPI Increase") multiplied by $275,000. For each calendar year during the term of this Agreement after 1996, Employee's gross annual salary shall be increased by the greater of (A) 4% of the prior year's gross annual salary and (B) the CPI Increase multiplied by the prior year's gross annual salary. The base salary shall be payable on the same basis (including appropriate payroll withholding) as the Company, from time to time, generally pays its employees. Employee shall, in addition to base salary, receive, in respect of each calendar year (or partial calendar year) during which this Agreement is in effect, an annual cash bonus (the "Cash Bonus") equal to the sum of three percent (3%) of the pre-tax net income of the Company before non-recurring and extraordinary charges ("pre-tax net income") for such calendar year in excess of $1 million. The maximum amount of the Cash Bonus for any year shall be limited to two times Employee's base salary for such year (the Cash Bonus in respect of the 1995 calendar year shall not exceed $550,000). The Cash Bonus shall be paid to Employee within thirty (30) days following completion of each annual audit of the Company, including calendar year 1995, and shall be calculated in accordance with generally accepted accounting principles, consistently applied, without taking any Cash Bonus of Employee, or any similar bonus based on the earnings or performance of the Company paid to any other executive officer of the Company, into account as an expense. It is anticipated by the Company that none of the grant, vesting or exercise of any of the New Options (as later defined) or similar options granted and/or contemplated to be granted to other executive employees, or of any other options, warrants or similar rights issued by the Company from time to time, will constitute or result in an expense or charge against the Company's income. However, if such turns out not to be the case, no such expense or charge shall be taken into account when computing pre-tax net income for purposes of determining the Cash Bonus. If being computed for a partial calendar year, the Cash Bonus shall be appropriately and equitably prorated (no proration shall be made for the 1995 year). Consumer Price Index as used herein shall mean the Consumer Price Index shown on the U.S. City Average for all





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urban consumers, unadjusted, all items, as promulgated by the Bureau of Labor
Statistics of the U.S. Department of Labor, using the year 1993 as the base year. In the event that the Consumer Price Index referred to herein ceases to incorporate a significant number of the items as currently set forth therein, or if a substantial change is made in the method of establishing said Consumer Price Index, then the Consumer Price Index shall be adjusted to the figure that would have resulted had no change occurred in the manner of computing the Consumer Price Index. In the event that the Consumer Price Index (or successor or substitute index) is not available, then the Company may use another governmental or nonpartisan publication evaluating the information theretofore used in determining the Consumer Price Index in lieu of said Consumer Price Index.

                 (b) Employee shall be entitled to participate in any and all employee benefit plans and programs offered by the Company from time to time to other employees, including, without limitation, medical insurance, dental insurance, pension and/or profit sharing plans, 401(k) plans, stock option plans and cafeteria plans. Additionally, Employee shall be entitled to five (5) weeks paid vacation per calendar year.

                 (c) The Company will provide to Employee, without cost to Employee, full-time use of a Company owned or leased automobile of a make and model reasonably chosen by Employee, not to exceed a cost of $1,000 per month (for lease payments if the automobile is leased, for financing payments if the automobile is owned by the Company and financed, or for depreciation if the automobile is owned by the Company and has not been financed, as the case may
be). The Company shall further pay all other expenses related thereto, including, but not limited to, all costs of fuel, maintenance, repairs and comprehensive automobile insurance, including liability insurance of no less than $1 million.

                 (d) Employee is the owner of a whole life insurance policy on the life of Employee, providing for a death benefit of $1,000,000, with the beneficiary thereof designated and to be designated at the sole and unquestionable discretion of Employee (the "$1 Million Policy"). The Company shall pay all premiums hereafter due thereon as provided for, and subject to all terms and conditions of, that certain Life Insurance Agreement between the Company and Employee, as supplemented by that certain Supplemental Letter Agreement between the Company and Employee, copies of which are attached hereto as Exhibit "A" (collectively, the "Life Insurance Agreement"). With respect to the $1 Million Policy, in lieu of the Company paying the entire annual premium on the policy, the Company may elect to require Employee to pay an amount equal to the P.S. 58 cost for such insurance coverage (or the net premium due, if less). Any balance shall be paid by the Company (and payment solely of such balance, if any, shall be deemed an advance by the Company to Employee under the Life Insurance Agreement). In the event Employee is required to pay such P.S. 58 amount, the Company shall give Employee an additional bonus each year sufficient to enable Employee to pay such P.S. 58 amount and any additional tax liability resulting from such P.S. 58 amount being included in Employee's income for federal and state income tax purposes, and any additional tax liability on those amounts, so that Employee receives, on an after-tax basis, an amount each year equal to such P.S. 58 amount.

                 (e) Employee shall receive a one-time bonus in the amount of $30,000 on January 15, 1996 if, and only if, the Company's net sales for calendar year 1995 equal or exceed $135,000,000.

                 (f) The Company shall continue to make payments in respect of, and keep in full force and effect, as directed by Employee, the Company's deferred compensation plan presently offered to, and enjoyed by, Employee.

                 (g) The following provisions shall apply in the event of a Change in Control (as defined below).

                          (i)     In the event of a Change in Control occurring
at any time while Employee is employed hereunder, Employee shall have the option in his sole discretion to terminate his employment under this Agreement, by giving written notice thereof to the Company within 180 days following the date of the Change in Control. If a Change in Control occurs, and (x) within the 180-day period prior to the date of the Change in Control, or at any time on or after the date of the Change in Control, Employee's employment is or has been terminated by the Company pursuant to Section 5(b) or the Company gives or has given notice of its refusal to renew employment for any one-year term, or
(y) Employee elects to terminate his employment under this Agreement as aforesaid, Employee shall receive all compensation described in Sections 3(a),
(b), (c) and (f), and subsection (e) (if the bonus under (e) is earned but has not been paid) which would be due through the end of the initial term of this Agreement or which would be due to Employee if employment under this Agreement continued for three (3) years after the termination of Employee's employment, whichever is greater, and shall receive the amount of all unpaid insurance premiums payable for the Minimum Period (as defined in the Life Insurance Agreement).

                          (ii)    In the event of a Change in Control occurring
at any time (i.e., whether Employee is then employed hereunder or not), Employee may elect, by giving written notice to Employer at any time during the 180-day period following the date of the Change in Control, or the 180-day period following the date of termination of his employment, whichever is later, to receive the compensation described in Subsection (g)(i) above or, if Subsection (g)(i) above is inapplicable, all compensation to which Employee is then and





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thereafter entitled, as follows: If Subsection (g)(i) is applicable, Employee shall receive a lump-sum payment equal to Employee's aggregate compensation described in Sections 3(a), 3(b), 3(c), 3(f) (and 3(e), if earned and not yet paid) which would be due through the end of the initial term of this Agreement or which would be due to Employee if his employment hereunder continued for three years following the date of Employee's termination of employment, whichever is greater, and the unpaid premiums for the Minimum Period under the Life Insurance Agreement. In the event Employee's employment hereunder terminates pursuant to Section 5(c) prior to the date of the Change in Control, or pursuant to Section 5(b) or receipt by Employee of a notice of non-renewal prior to the 180-day period preceding the date of the Change in Control, Employee shall receive a lump-sum payment of all then remaining compensation to be paid to him pursuant to Section 5(b) or 5(c), as the case may be.

                          (iii)   In calculating any such lump-sum payment
hereunder: (A) the Cash Bonus payable for each of the remaining years it is to be paid shall be deemed to be, in respect of each such year, the largest annual cash bonus paid under this Agreement or its predecessor, (B) such lump-sum payment shall include credit for all unused vacation time and any other similar items or incentives earned as of the date that employment terminated, and (C) all non-cash benefits and benefit programs and plans will be given a cash value sufficient to permit the equivalent non-cash benefits and programs to be obtained by Employee after the Change in Control during the applicable period described in Subsection (ii) above, unless any such non-cash benefit or program is otherwise to be continued for and made available by the Company to Employee at no cost or contribution by Employee for such period after the Change in Control, and adequate assurances by the Company of such continuation reasonably satisfactory to Employee are also provided to Employee. The lump-sum payment shall not be discounted to present value. Any lump-sum payments elected by Employee shall be paid to Employee within thirty (30) days following the date of his election to receive them.

                          (iv)    For purposes of this Agreement, a Change in
Control shall be deemed to occur (A) when individuals who, as of the date of the execution of this Agreement, constitute the Company's Board of Directors cease for any reason to constitute at least a majority of the members of the Company's Board of Directors, unless the election, or the nomination for election, by the Company's stockholders of a new director was voted for by Employee, in which event such new director will be deemed for the purposes of this definition a director as of the date of execution of this Agreement, or
(B) if Employee and Paul Goldberg are forced by a merger, consolidation, reorganization, by operation of law or other form of transaction to sell their shares of voting capital stock in the Company, or (C) if 50% or more of the consolidated assets, properties and businesses of the Company is sold or





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otherwise transferred to a third party without the approval of Employee or (D)
if an individual (other than a member of Employee's or Paul Goldberg's immediate family) or a company or other entity, or a group acting in concert, becomes the beneficial owner of 15% or more of the outstanding voting capital stock of the Company as a result of acquisitions made from any person or persons or entity or entities (other than Employee or his immediate family) or from the Company (unless such acquisitions from the Company were approved by Employee).

                          (v)  Upon a Change in Control, as well as upon any
termination of Employee's employment pursuant to Section 5(b), or as a result of non-renewal for a one-year term, all options granted by the Company to Employee to acquire shares of capital stock of the Company (including, but not limited to, all New Options as defined and described below) shall automatically vest, and all existing stock option agreements between the Company and Employee are hereby amended to provide for such automatic vesting. In addition, upon a Change in Control, as well as upon any termination of Employee's employment pursuant to Section 5(b), or as a result of non-renewal of a one-year term, or pursuant to Section 5(c), Employee shall automatically vest in and acquire unencumbered ownership of the cash surrender value of the $1 Million Policy, as provided for in the Life Insurance Agreement.

                          (vi) The Company shall not be entitled to assert
or take any credit against, or otherwise assert or make any reduction to, any payment to Employee required under this Subsection (g) for any reason whatever.

                 (h) Employee shall, on the earlier of (i) June 15, 1995 and (ii) the effective date of the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on April 17, 1995, be granted stock options to acquire 450,000 shares of common stock of the Company (the "New Options") pursuant to the Company's Employees', Officers', Directors' Stock Option Plan, as same has been or may be amended (the "Option Plan"), pursuant to the terms, provisions and conditions of the stock option agreement attached hereto as Exhibit "B" (the "Option Agreement"). The Option Agreement and the New Options become, on the first anniversary of the date hereof, null and void automatically and without further action on the part of any party being required unless, on or before said first anniversary, the Company's shareholders approve (i) certain amendments to the Option Plan which were necessary to permit the grant of the New Options in accordance with the terms described in the Option Agreement, and (ii) an amendment to the Company's charter to provide for an increase in the number of authorized shares of the Company to a number sufficient to be available for issuance upon exercise of the New Options. The New Options and the Option Agreement will become null and void earlier than such first anniversary if and when the shareholders of the Company refuse to approve either of the





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aforesaid amendments.  If the Option Agreement and New Options do become null and void, the Cash Bonus shall then automatically be calculated on the basis of five percent (5%), rather than three percent (3%), of pre-tax net income, retroactive to the 1995 calendar year.

                          In addition to the foregoing, but as a separate
matter, Employee agrees that unless and until the applicable amendments described above are approved by the Company's shareholders, in the event and to the extent that exercise by Employee of his existing stock options would cause a violation of any requirement in the Option Plan that the total number of options granted to directors of the Company under the Option Plan not exceed 35% of the total shares reserved for issuance under the Option Plan, Employee agrees not to exercise his existing options, up to an aggregate of 50,000 options, in order that such 35% limitation may continue to be observed. Such undertaking by Employee shall be made on a pro rata basis with Paul Goldberg, who has, concurrently herewith, made an identical undertaking.

         4. EXPENSES OF EMPLOYEE. The Company shall pay or reimburse Employee for reasonable expenses incurred by Employee in connection with the business of the Company.

         5.      TERMINATION BY THE COMPANY.

                 (a) Except as set forth in subparagraph (b) of this Section, the Company shall have no right to terminate Employee's employment unless and until the occurrence of any of the following:

                          (i)     Employee is convicted (by formal plea of
guilty or a jury verdict) of embezzlement or other felonious theft of money or property from the Company; or

                          (ii)    Employee's refusal, after thirty (30) days
written notice, to cure a material default of any of the provisions of this Agreement unless said material default is caused by physical or mental infirmity or disability which renders Employee incapable of performing the customary duties for which Employee is being employed. In order to be effective said notice must clearly specify the material default and must notify Employee of the Company's intention to terminate this Agreement in the event the described material default is not cured within said thirty (30) days.

                 (b) The Company shall have the right to terminate Employee's employment with the Company at any time without cause or to refuse to renew Employee's employment for any one-year renewal term (in accordance with Section 1), provided that, in either event, the Company continues to pay Employee all of the compensation set forth in Section 3 of this Agreement, as if this Agreement had been continued in accordance with its terms, to the





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later of (i) the expiration date of the initial term and (ii) the second anniversary of the effective date of termination of employment (except that all unpaid premiums for the $1 Million Policy for the Minimum Period shall continue to be paid as required by the Life Insurance Agreement), all subject to, if applicable, the relevant provisions of Section 3(g).

                 (c) In the event Employee becomes permanently incapable of performing the customary duties for which Employee is being employed due to a physical or mental infirmity or disability, the Company shall not terminate Employee (other than under Section 5(a), if applicable, or Section 5(b)), and the Company shall continue to pay Employee all compensation due under Section 3 of this Agreement for two (2) years after the effective date of said infirmity or disability (as defined below), and, if earned and not paid, the bonus described in Section 3(e). At the end of such two-year period, Employee's employment shall be deemed terminated, subject to the Company's continuing payment requirements during the Minimum Period under the Life Insurance Agreement. All of the foregoing is subject, if applicable, to the relevant provisions of Section 3(g). The effective date of Employee's permanent infirmity or disability shall be the 30th day following receipt by Employee from the Company of written notice stating the Company's determination that Employee has such infirmity or disability, provided that Employee has not disputed such determination in writing within such 30-day period, and, if Employee has so disputed such determination, the date by which three medical doctors or psychiatrists (as applicable) selected by the Company, but reasonably acceptable to Employee, have examined Employee and concluded (as set forth in a letter delivered to the Company) that he has a permanent infirmity or disability which renders him incapable of performing his customary duties.

                 (d) Notwithstanding anything to the contrary contained in this Agreement, in the event that Employee's employment is terminated pursuant to Section 5(b), including by reason of the Company's refusal to renew employment for any one-year term, pursuant to Section 5(c), or because of Employee's death, Employee and his dependents (wife and children), or, in the case of Employee's death, his dependents, shall continue to be covered under the Company's health and medical insurance plans and programs and receive the same level of benefits which they now receive thereunder unless and until Employee and his dependents are covered by another employer-paid health and medical insurance plan providing for at least the same level of benefits as those now being enjoyed. If such other coverage is obtained, the Company will be obligated to continue to cover or provide for coverage of any pre-existing conditions excluded from coverage under the new plan and during any waiting periods applicable under the new plan. In the event that, for any reason, the Company is unable to provide the coverage required by this subsection, it shall self-insure, and otherwise be directly responsible for, all medical and health costs





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which are covered and would be paid for under the Company's existing health and medical plans covering Employee and his dependents. In the event of a termination of employment pursuant to Section 5(b), after the applicable period set forth in Section 5(b) (or Section 3(g), if applicable), Employee shall be obligated to reimburse to the Company a portion of the health coverage premium equal to the amount paid or deemed paid by the Company for such coverage on the date hereof. Upon Employee's death, commencing with the fifth anniversary of Employee's death, Employee's dependents shall be obligated to reimburse to the Company the portion of the health coverage premium equal to the amount paid or deemed paid by the Company to cover such dependents on the date hereof. If Employee's employment terminates pursuant to Section 5(c), the Company shall at no time be entitled to any premium reimbursement.

         6. COVENANT NOT TO COMPETE. Employee acknowledges, represents and warrants that (a) he possesses valuable trade secrets and proprietary and confidential information of the Company and (b) the Company has expended substantial amounts of time, effort and money to develop Employee's abilities and skills for the benefit of the Company. In consideration of the Company entering into this Agreement, Employee covenants and agrees that during the term of his employment, and for a period of two (2) years thereafter, Employee will not, without the express prior written consent of the Company, directly or indirectly engage in any activity competitive with the Company's business, whether alone, as a partner, or as an officer, director, employee, agent, consultant or shareholder of any other entity, or as a trustee, fiduciary, or other representative of any other person or entity. None of the foregoing shall prohibit passive ownership by Employee of less than 5% of the beneficial ownership of any public company. In the event of a breach or threatened breach by Employee of the covenants contained in this Section, Employee acknowledges that the Company will not have an adequate remedy at law and that the Company shall be entitled to such equitable and injunctive relief as may be available to restrain Employee from the violation of the provisions hereof. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Employee. Employee acknowledges and agrees that the covenants contained in this Section are essential to the preservation of the good will of the Company, that each of such covenants is reasonable and necessary to protect and preserve the interests, trade secrets, proprietary information and properties of the Company and the business of the Company, and that irreparable loss and damage will be suffered by the Company should Employee breach any of such covenants. The restrictions in this Section shall not apply in the event that Employee's employment is terminated by the Company unless: (i) such termination is for one of the items set forth in Section 5(a); or (ii) said termination is pursuant to Section 5(b) or the refusal of the Company to renew this Agreement at the end of





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the initial term or any one-year renewal term and the Company continues to pay
Employee all compensation set forth in this Agreement for a period equal to the greater of two (2) years after said termination or non-renewal and the remainder of the term hereof. After a Change in Control, this Section 6 shall become void and of no further force or effect.

         7. NOTICES. Whenever any notice, payment, or other communication is required to be given or delivered pursuant to this Agreement, such notice shall be given in writing, and shall be delivered in person or by certified mail, return receipt requested, and shall be sufficiently given if received, delivered personally or if mailed, addressed as follows: If to the Company, to All American Semiconductor, Inc., 16115 N.W. 52nd Avenue, Miami, Florida 33014,
Attention: Chairman of the Board and President; and if to Employee, to his residence with a copy to his office at the Company, or such other address as either party hereto may by written notice designate to the other party in accordance with this Section. Notices delivered personally or by courier shall be deemed given as of actual receipt; mailed notices shall be deemed given as of four (4) days after mailing.

         8. GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Florida.

         9. LEGAL PROCEEDINGS. Any and all legal proceedings between the parties hereto arising from this Agreement shall be commenced only in Dade County, Florida. Both parties agree to jurisdiction and venue in the courts of Dade County, Florida.

         10. ATTORNEYS' FEES AND COSTS. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which it or he may be entitled, before and at trial, whether or not trial on the merits occurs, and at all tribunal levels.

         11. SEVERABILITY. If any provision of this Agreement shall be held void, voidable, invalid, or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held void, voidable, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect with respect to all other circumstances.

         12. HEADINGS. Titles or headings of paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.





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         13.     ENTIRE AGREEMENT; MODIFICATION; WAIVER.  This Agreement
constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written understandings and agreements between the parties. The provisions of this Agreement may not be waived, modified or amended except by a writing signed by the party sought to be bound. Waiver by either of the parties of a breach by the other of the parties of any of the terms of this Agreement shall not be deemed a waiver of future non-compliance herewith. An attempted modification that fails to comply with this Section shall not operate as a waiver.

         14. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and which together shall constitute one and the same instrument.

         15. SURVIVABILITY. No termination of Employee's employment or any purported termination of this Agreement shall terminate any obligation of the Company or Employee which, by its terms, applies to a stated period following termination of employment. Specifically, but without limiting the generality of the foregoing, no such termination shall relieve Employee of any of his obligations under Section 6, or shall relieve the Company of any of its obligations under Sections 3 and 5.

         IN WITNESS WHEREOF, the Company and Employee have duly executed this Agreement as of the day and year first above written.

                                   COMPANY:

                                   ALL AMERICAN SEMICONDUCTOR, INC., a
                                   Delaware corporation



                                   By:   /s/ Paul Goldberg
                                         --------------------------------------
                                         Paul Goldberg, Chief Executive Officer



                                   EMPLOYEE:


                                   /s/ Bruce M. Goldberg
                                   --------------------------------------------
                                   BRUCE M. GOLDBERG





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                                  EXHIBIT "A"

                            LIFE INSURANCE AGREEMENT

                                  EXHIBIT "A"

                            LIFE INSURANCE AGREEMENT


         THIS AGREEMENT dated effective as of the 1st day of January, 1993, by and between All American Semiconductor, Inc., a Delaware corporation (hereinafter called "the Corporation") and Bruce M. Goldberg (hereinafter called "the Employee").

         WHEREAS, the Employee wants to insure his life, for the benefit and protection of his family, under a policy issued by The Equitable Life Assurance Society; and

         WHEREAS, the Corporation is willing to pay the premiums on a life insurance policy for Employee subject to the terms contained in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, it is agreed between the parties as follows:

         1. Application for Insurance. The Corporation has obtained and transferred ownership to the Employee of a Equitable Life Assurance Society Life Insurance Policy on his life in the face amount of $1,000,000.00. The policy number, face amount, and place of insurance shall be recorded on Schedule A attached hereto and the policy shall then be subject to the terms of this Agreement.

         2. Ownership of Insurance. The Employee shall be the owner of the policy on his life acquired pursuant to the terms of this Agreement, and he may exercise all the rights of ownership with respect to the policy except as otherwise hereinafter provided. Employee shall have the right to borrow from the policy, subject to any collateral assignment of the policy cash surrender value.

         3. Payment of Premiums on Policy. Corporation shall pay to Employee or directly to the Equitable Life Assurance Society an aggregate annual premium amount of $11,995.00 for the first year, $32,515.00 for the second year and $22,995.00 for each year thereafter. Each premium on the policy shall be paid by the Corporation twenty (20) days before it becomes due and payable.

         4. Employee's Obligation to Corporation. The Employee shall be obligated to repay to the Corporation the amount which the Corporation pays to the Employee under Article 3 of this Agreement.

         5. Collateral Assignment of Policy. The Employee hereby collaterally assigns the policy on his life, acquired pursuant to the terms of this Agreement, to the Corporation as security for the repayment of the amounts which the Corporation will pay to the Employee under Article 3 of this Agreement. This collateral assignment will not be altered or changed without the consent of the Corporation.

         6. Surrender or Termination of Policy. While this Agreement is in force and effect, the Employee will neither sell, surrender nor otherwise terminate the policy on his life, acquired pursuant to the terms of this Agreement without the Corporation's prior written consent.

         7. Assignment of Employee's Interest. Employee may designate a beneficiary or beneficiaries to receive any proceeds payable on the death of the Employee which are in excess of the Corporation's share of such proceeds. In the event the Employee has transferred or shall transfer all of his right and interest in the policy (other than rights assigned to the Corporation pursuant to this Agreement), then all of the Employee's interest in the policy and this Agreement shall be vested in his transferee, and the Employee shall have no further interest in the policy or this Agreement.

         8. Additional Policy Benefits and Riders. The Employee may add a rider to the policy on his life, acquired pursuant to the terms of this Agreement, for his own benefit. Upon written request by the Corporation, the Employee may add a rider to the policy for the benefit of the Corporation. Any additional premium for any rider which is added to the policy shall be paid by the party which will be entitled to receive the proceeds of the rider.

         9.      Death Claims.

                 A. When the Employee dies, the Corporation shall be entitled to receive a portion of the death benefits provided under the policy on the Employee's life acquired pursuant to the terms of this Agreement. The amount to which the Corporation will be entitled shall be the amount of its contributions, pursuant to Article 3 of this Agreement, toward payment of the premiums due on the policy on the Employee's life. The amount to which the Corporation will be entitled will not, however, exceed the cash value of the policy at the end of the policy year in which the Employee's death occurs. The receipt of this amount by the Corporation shall constitute satisfaction of the Employee's obligation under Article 4 of this Agreement. If, upon the death of the Employee, there is a refund of any unearned premiums under the policy provisions, then in such event, any refund shall be refunded in total to the Corporation.

                 B. When the Employee dies, the beneficiary or beneficiaries named by the Employee shall be entitled to receive the amount of the death benefits provided under the policy on the Employee's life in excess of the amount payable to the Corporation under paragraph A of this Article. This amount shall be paid under the settlement option elected by the Employee or Employee's designated beneficiary.

         10. Termination of Agreement. This Agreement shall terminate on the occurrence of any of the following events:

                          (a)     cessation of the corporate business;

                          (b)     termination of the employment of the Employee;

                          (c)     repayment in full or satisfaction by the
Employee of the contributions made by the Corporation under Article 3 of this Agreement toward payment of the premiums due on the policy on the Employee's life acquired pursuant to the terms of this Agreement, and upon receipt of such repayment the Corporation shall release the collateral assignment of the policy made by the Employee pursuant to Article 5 of this Agreement; and

                          (d)     Employee's failure to apply Corporation's
premium loans to the policy premiums as agreed upon herein.

         11. Disposition of Policy on Termination of Agreement. If this Agreement is terminated under Article 10, the Employee shall have thirty days in which to repay the Corporation the amount which it has contributed toward payment of the premiums due on the policy on the Employee's life acquired pursuant to the terms of this Agreement. Upon receipt of this amount, the Corporation shall release the collateral assignment of the policy. If the Employee does not repay the amount which the Corporation has contributed within this thirty-day period, the Corporation shall refund to the Employee that part of any payment made by the Employee for the unexpired portion of the premium payment period in which termination occurred and the Employee shall execute any and all instruments that may be required to vest ownership of said policy in the Corporation. Thereafter, the Employee shall not have any further interest in the policy.

         12.     Insurance Company Not a Party.  The Equitable Life Assurance
Society:

                          (a)     shall not be deemed to be a party to this
Agreement for any purpose nor in any way responsible for its validity;

                          (b)     shall not be obligated to inquire as to the
distribution of any monies payable or paid by it under the policy on the Employee's life acquired pursuant to the terms of this Agreement;

                          (c)     shall be fully discharged from any and all
liability under the terms of any policy issued by it, which is subject to the terms of this Agreement, upon payment or other performance of its obligations in accordance with the terms of such policy.

         13. Amendment of Agreement. This Agreement shall not be modified or amended except by a writing signed by the Corporation and the Employee.
This Agreement shall be binding upon the heirs, administrators or executors and the successors and assigns of each party to this Agreement.

         14. State Law. This Agreement shall be subject to and shall be construed under the laws of the State of Florida.

         15. Corporate Funding. The Corporation shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Employee, his beneficiaries or any successor in interest to him shall be and remain simply a general creditor of the Corporation in the same manner as any other creditor having a general claim for matured and unpaid compensation. The benefits provided to Employee hereunder are maintained by the Corporation primarily for the purpose of providing benefits for a select group of management. The Corporation reserves the absolute right at its sole discretion to either fund the obligations undertaken by this Agreement or to refrain from funding the same and to determine the extent nature and method of such funding.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement at Miami, Florida.

                                            ALL AMERICAN SEMICONDUCTOR, INC., a
                                            Delaware corporation


                                            By: /s/ Paul Goldberg
                                               --------------------------------




                                            /s/  Bruce M. Goldberg
                                            -----------------------------------
                                            Bruce M. Goldberg - Employee

                                  SCHEDULE "A"




Insurer:

Insured:

Policy Number:

Face Amount of Policy:

Assignor - Owner:

Assignee-Owner:

                                  EXHIBIT "A"

                        ALL AMERICAN SEMICONDUCTOR, INC.
                                 MIAMI, FLORIDA




Mr. Bruce Goldberg
All American Semiconductor, Inc.
Miami, Florida





         RE: ALL AMERICAN SEMICONDUCTOR, INC. ("ALL AMERICAN") - SUPPLEMENTAL LETTER AGREEMENT TO LIFE INSURANCE
                 AGREEMENT WITH BRUCE GOLDBERG

Dear Bruce:

         Please be advised that in connection with your continued employment with All American, and in accordance with the terms of your Life Insurance Agreement (a copy of which is attached hereto and made a part hereof) (the "Agreement"), All American shall make periodic loans to you to pay the premiums on a $1,000,000.00 face amount whole life insurance policy on your life (the "Policy"). The annual loan amount to be provided by All American shall be $11,995.00 for year 1, $32,515.00 for year 2 and $22,995.00 for each year thereafter. The premium loan amount shall be paid for as long as you remain an employee of All American or its successors or assigns but in no event less than a period of ten (10) years (the "Minimum Period"). You shall collaterally assign the Policy acquired pursuant to the terms of the Agreement to All American as security for the repayment of the amounts loaned by All American for payment of the premiums. Notwithstanding the terms contained in the Agreement and provided you continue in the employ of All American, it successors, subsidiaries, or assigns, the cash surrender value of the policy shall commence to vest in you or your designated owner of the Policy upon the following dates and percentages:

                          January 1, 1995 - 50%

                          May 30, 1995 - 60%

                          November 30, 1995 - 70%

                          May 30, 1996 - 80%

                          November 30, 1996 - 90%

                          May 30, 1997 - 100%

Mr. Bruce M. Goldberg
Page 2
----------------



         In lieu of All American paying the entire annual premium on the policy, All American may elect to require you to pay an amount equal to the P.S. 58 cost for such insurance coverage (or the net premium due, if less).
Any balance shall be paid by you (and payment solely of such balance, if any, shall be deemed an advance by All American to you under the Agreement). In the event you are required to pay such P.S. 58 amount, All American shall give you an additional bonus each year sufficient to enable you to pay such P.S. 58 amount and any additional tax liability resulting from such P.S. 58 amount being included in your income for federal and state income tax purposes, and any additional tax liability on those amounts, so that you receive, on an after-tax basis, an amount each year equal to such P.S. 58 amount.

         On May 30, 1997, the cash surrender value of the policy shall be fully vested in you and All American shall release the collateral assignment of the Policy. It is understood that as you become vested in the cash surrender value of the Policy, such vested amount shall be included in your income and subject to appropriate taxation and withholding requirements. Moreover, any premiums paid to you or on your behalf after you become fully vested in the Policy shall also be included in your income and subject to any applicable income tax and withholding requirements.

         If your employment with All American, its successors or assigns is terminated without cause (including, your voluntary retirement within one hundred eighty (180) days after a Change in Control, as hereinafter defined), All American its successors and assigns shall be obligated to pay the premiums on the Policy for the Minimum Period or at your option pay immediately the present value of such premium payments due for the remainder of the Minimum Period and you shall become immediately fully vested in the cash surrender value of the Policy including any future premium payments made by or on your behalf by All American. If your employment with All American, its successors or assigns is terminated for "cause" as hereinafter defined, you will be entitled to pay off the nonvested advances owed to All American and obtain a release of any collateral assignment and All American's obligation to continue to fund premiums shall cease.

         For purposes of this letter agreement, a Change in Control shall be deemed to occur (A) when individuals who, as of the date of the execution of this letter agreement, constitute the All American's Board of Directors cease for any reason to constitute at least a majority of the members of All American's Board of Directors, unless the election, or the nomination for election, by All American's stockholders of a new director was approved by a vote of at least 2/3rds of the directors who were directors as of

Mr. Bruce M. Goldberg
Page 3
----------------



the date of execution of this letter agreement, or with your approval, in which event such new director will be deemed for the purposes of this definition a director as of the date of execution of this Agreement, or (B) if you and Paul Goldberg are forced by a merger, consolidation, reorganization, by operation of law or other form of transaction to sell your shares of voting capital stock in All American, or (C) if 50% or more of the consolidated assets, properties and businesses of All American is sold or otherwise transferred to a third party without your approval or (D) if an individual (other than a member of your or Paul Goldberg's immediate family) or a company or other entity, or a group acting in concert, becomes the beneficial owner of 15% or more of the outstanding voting capital stock of All American as a result of acquisitions made from any person or entity (other than you or your immediate family) or from All American (unless such acquisitions from All American were approved by you).

                 For purposes of this letter agreement, termination for "cause" shall be deemed to occur if:

                          (i) you are convicted (by formal plea of guilty or a
jury verdict) of embezzlement or other felonious theft of money or property from All American; or

                          (ii) your refusal, after thirty (30) days written
notice, to cure a material default of any of the provisions of any employment agreement between you and All American from time to time existing unless said material default is caused by physical or mental infirmity or disability which renders you incapable of performing the customary duties for which you are being employed in which event the termination shall be deemed to be without cause. In order to be effective said notice must clearly specify the material default and must notify you of All American's intention to terminate your employment in the event the described material default is not cured within said thirty (30) days.

Mr. Bruce M. Goldberg
Page 4
----------------



         To the extent of any inconsistencies among the Agreement, any employment agreement and this letter agreement, the terms of this letter agreement shall supersede the Agreement and any employment agreement and this letter agreement shall control.

         Please indicate your agreement to the provisions contained herein by executing the appropriate signature line below.

                                             ALL AMERICAN SEMICONDUCTOR, INC.
                                             a Delaware corporation



                                             By: /s/ Paul Goldberg
                                                -----------------------------
                                                     Paul Goldberg


AGREED TO AND ACCEPTED BY:



/s/ Bruce M. Goldberg
--------------------------
Bruce M. Goldberg

                                  EXHIBIT "B"

                             STOCK OPTION AGREEMENT

                                  EXHIBIT "B"

                        ALL AMERICAN SEMICONDUCTOR, INC.

                             STOCK OPTION AGREEMENT


          Agreement dated as of the ____ day of ________________, 1995 (the "Date of Grant") between All American Semiconductor, Inc., a Delaware corporation (and, collectively with its subsidiaries, if any, the "Company") with its principal office at 16115 N.W. 52nd Avenue, Miami, Florida 33014, and Bruce M. Goldberg, at the address set forth beneath such person's signature on the signature page of this Agreement ("Optionee").

         1.      Grant of Options

                 The Company grants to Optionee, on the terms and conditions set forth below, options (the "Options") to purchase up to 450,000 shares (individually a "Share" and collectively the "Shares") of All American Semiconductor, Inc. common stock (the "Common Stock"), par value $.01 per share, for a price of $_____ per Share (the "Option Price"), subject to adjustment as provided in Paragraph 3 below. Each of the Options are granted as non-qualified stock options pursuant to the Amended and Restated All American Semiconductor, Inc. Employees', Officers', Directors' Stock Option Plan (the "Plan"), a copy of which is attached hereto and incorporated herein by reference, and are subject to the provisions of the Plan. The granting of the Options hereunder shall be void and a nullity and this Agreement shall have no further force or effect whatsoever in the event that the Company does not obtain approval of the Company's shareholders within twelve (12) months of May 23, 1995 to (i) certain material amendments to the Plan which were made as part of the Plan being amended and restated and which are necessary to permit the granting of the Options, including the increase in the number of shares reserved for issuance under the Plan to 3,250,000 in the aggregate, and (ii) the increase in the number of shares of Common Stock authorized to be issued by the Company to enable the Company to have sufficient shares of Common Stock available for issuance upon exercise of the Options.

         2.      Terms and Conditions of Options

                 (a)      Option Price

                          Subject to paragraph 3 hereof, the Option Price shall
be not less than the Fair Market Value (as defined in the Plan) per share of Common Stock on the Date of Grant, but in no event less than the par value per Share.

                 (b)      Vesting of Options

                          Subject to such further limitations as are provided
for herein, the Options shall vest, if at all (and then be exercisable in accordance with the provisions contained in paragraph (d) below) in the following percentage increments based upon the Company attaining net earnings per share on a primary (not fully diluted) basis (as determined in accordance with generally accepted accounting principles and as reported in the audited consolidated financial statements for the Company) in any calendar year from 1995 through 2000, inclusive, in at least the following amounts:

                            PERCENTAGE OF                      NET EARNINGS
                          OPTIONS VESTED (%)                   PER SHARE($)
                          ------------------                   ------------
                                  25%                             $ .18
                                  50                                .22
                                  75                                .28
                                 100                                .38

                          For purposes hereof, net earnings per share may be
determined subsequent to a calendar year end, however, the Optionee shall be deemed vested effective as of December 31 of the year in which the target net earnings per share was achieved. It is anticipated by the Company that none of the grant, vesting or exercise of any options under the Plan will constitute or result in an expense or charge against the Company's earnings. However, if the grant, vesting or exercise of any of the options under the Plan does constitute or result in an expense or charge against the Company's earnings, no such expense or charge shall be taken into account in computing whether the target net earnings per share have been achieved in connection with the vesting schedule above.

                          Notwithstanding anything contained herein to the
contrary (including the vesting schedule set forth above), in the event that either (i) the Optionee's employment is terminated without "cause" (as hereinafter defined) by the Company, (ii) there is a "Change in Control" (as hereinafter defined) of the Company, or (iii) the Options granted hereunder shall not have vested by the ninth anniversary of the date of their grant, the Optionee shall become immediately 100% vested in all outstanding Options.

                 (c)      Definitions of "Change in Control", "cause" and
"disability".

                 "Change in Control," "cause," and "disability" shall have the meanings ascribed to such terms as set forth in Optionee's Employment Agreement with the Company effective as of the first day of June, 1995.

                 (d)      Installment Exercise

                          All Options granted hereunder shall become
immediately exercisable by Optionee as and when they vest in accordance with subparagraph (b) above.

                          Notwithstanding anything contained herein to the
contrary, to the extent such Options have vested or otherwise vest in accordance with subparagraph (b) above within the time frames permitted for exercise under subparagraph (g), if the Optionee's employment is terminated due to those events described in subparagraphs (g)(2), (3), (4) or (5), the vested Options shall become immediately exercisable and may be exercised by the Optionee within the time frames set forth in subparagraphs (g)(2), (3), (4) or
(5) (as the case may be).

                 (e)      Term of Options

                          The Options may be exercised by the Optionee in whole
or in part from time to time, but only during the period beginning on the date of this Agreement and ending May ___, 2005, subject in all cases, however, to subparagraphs (b), (d) and (g) of this paragraph 2 and the other provisions of this Agreement and the Plan. In no event shall any of the Options granted under this Agreement be exercisable after the expiration of 10 years from the Date of Grant of such Options.

                 (f)      Non-transferability of Options

                          Options shall not be transferable by Optionee other
than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended (the "Code") or Title I of the Employment Retirement Income Security Act, or the rules thereunder, and, except with respect to a qualified domestic relations order as aforesaid, may be exercised during Optionee's lifetime only by Optionee. If any Options are exercised after Optionee's death, the Company may require evidence reasonably satisfactory to it of the appointment and qualification of Optionee's personal representatives and their authority and of the right of any heir or distributee to exercise such Options.

                 (g)      Termination of Employment

                          If Optionee's employment with the Company terminates
the unexercised portion of any of the Options granted under this Agreement shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

                          (1)     The expiration of ten (10) years from the
Date of Grant;

                          (2)     The expiration of two (2) years from the date
of termination or cessation of the Optionee's employment with the Company for any reason [including, without limitation, as a result of disability (however, if the completion of the Company's audit for the calendar year after the year in which the termination or cessation occurs is later than two (2) years from the termination or cessation of Optionee's employment, such expiration date shall be extended until ten (10) business days after the completion of such audit and the Optionee's receipt of a copy thereof), voluntary resignation within one-hundred eighty (180) days after a Change in Control or retirement] other than a termination or cessation as a result of death or described in subparagraph (4) or (5) below; provided that for purposes hereof "retirement" shall mean voluntarily resigning as an employee of the Company after the Optionee has reached the age of 65;

                          (3)     The expiration of the later of (i) two (2)
years after the Optionee's death or (ii) ten (10) business days after the completion of the Company's annual audit for the calendar year after the year in which the death occurs and the receipt of a copy thereof by the personal representative, executor or administrator of a deceased Optionee, if the Optionee's death occurs during his employment with the Company;

                          (4)     The termination of the Optionee's employment
by the Company with cause; or

                          (5)     The expiration of three (3) months from the
date of termination or cessation of the Optionee's employment with the Company as a result of the Optionee's voluntary resignation other than within one-hundred eighty (180) days after a Change in Control or as a result of retirement; provided that, if the Optionee shall die during such three-month period, the time of termination of the unexpired portion of such Option shall be eighteen (18) months following issuance of letters testamentary or letters of administration to the personal representative, executor or administrator of a deceased Optionee, but in no event later than two years after the Optionee's death.

         Neither this Agreement nor any Option granted hereunder shall confer on Optionee any right to continue in the Company's employ, or limit in any respect the Company's right (in the absence of a specific written agreement to the contrary) to terminate Optionee's employment at any time with or without cause.

                 (h)      Exercise of Options

                          Subject to the limitations set forth herein and the
provisions hereof, the Options may be exercised only by written notice to the Company, at its principal business office or such other office as the Committee may from time to time direct, which shall contain provisions consistent with the provisions of the Plan as the Committee (as defined in the Plan) may from time to time prescribe and shall specify the number of optioned Shares being purchased. Subsequent to the grant of any Options which are not immediately exercisable in full, the Committee, at any time before complete termination of such Options, may accelerate the time or times at which such Options may be exercised in whole or in part. Any notice of exercise of Options shall be accompanied by payment of the full purchase price for the Shares being purchased: (i) by check payable to the Company; or (ii) by tendering previously acquired shares of Common Stock having a fair market value (determined as of the date such Options are exercised and in the same manner as the Fair Market Value of the Option Price is determined under the Plan) equal to all of the purchase price or (iii) by any combination of (i) and (ii). The Company shall have no obligation to deliver the Shares being purchased pursuant to the exercise of any Options, in whole or in part, until the aforesaid payment in full of the purchase price therefor is received by the Company.

                 (i)      Issuance of Shares

                          The exercise of Options granted hereunder is subject
to the condition that if at any time the listing, registration or qualification of the Shares covered by the Options upon any securities exchange or under any state or federal law is necessary as a condition of or in connection with the purchase or delivery of Shares, the delivery of any or all Shares pursuant to exercise of the Options may be withheld unless and until such listing, registration or qualification shall have been effected; provided, however, upon written request from the Optionee the Company agrees to use its best efforts at all times on and after the time any of the Options become vested and exercisable to effect and continuously maintain any and all such listings, registrations and qualifications. Optionee agrees to comply with any and all legal requirements relating to Optionee's resale or other disposition of any Shares acquired under this Agreement. In the event that the Company using its best efforts is unable to effect and maintain an effective registration statement under the Securities Act of 1933, as amended, and any required qualifications under applicable state securities laws at the time any Option is exercised, the Committee may require, as a condition of exercise of any Options, that the Optionee represent, in writing, that the Shares received upon exercise of the Options are being acquired for investment and not with a view to distribution and agree that the Shares will not be disposed of except pursuant to an effective registration statement under the Securities Act of 1933, as amended, and only after any required qualifications under applicable state securities laws, unless the Company shall have received an opinion of counsel satisfactory to the Company that such disposition is exempt from such registration and qualification. There may be endorsed on certificates representing Shares issued upon the exercise of Options such legends referring to the foregoing representations or any applicable restrictions on resale as the Committee, in its discretion, shall deem reasonably appropriate, as well as place such stop transfer orders with its registrar and transfer agent as it deems reasonably appropriate.

                 (j)      Rights as a Shareholder

                          Optionee shall acquire none of the rights of a
shareholder of the Company under this Agreement unless and until certificates for such Shares are issued to Optionee upon the exercise of Options.

                 (k)      Six-Month Holding Period

                          Optionee acknowledges that in no event may any Shares
acquired upon exercise of any Options be sold or otherwise disposed of until after six (6) months have elapsed from the Date of Grant except, in the event of Optionee's death during such period, for a sale by the executors or administrators of Optionee's estate relying on Rule 16a-2(d)(1)(i) of the Securities Exchange Act of 1934, as amended.

         3.      Adjustment Upon Changes in Capitalization, etc.

                 In the event of any stock split, stock dividend, reclassification or recapitalization which changes the character or amount of the Company's outstanding Common Stock while any portion of any Options theretofore granted pursuant to this Agreement are outstanding but unexercised, the Committee shall make such adjustments in the character and number of Shares subject to such Options and in the Option Price as shall be equitable and appropriate in order to make such Options, as nearly as may be practicable, equivalent to such Options immediately prior to such change; provided, however, that no such adjustment shall give any Optionee any additional benefits under this Agreement; and provided further, that, if any such adjustment is made by reason of a transaction described in section 424(a) of the Code, it shall be made so as to conform to the requirements of that section and the regulations thereunder.

                 If any transaction (other than a change specified in the preceding paragraph) described in section 424(a) of the Code affects the Company's Common Stock subject to any unexercised Option theretofore granted hereunder (hereinafter for purposes of this paragraph 3 referred to as the "old option"), the Committee or any surviving or acquiring corporation may take such action as it deems appropriate, and in conformity with the requirements of that section and the regulations thereunder, to substitute a new option for the old option, in order to make the new option, as nearly as may be practicable, equivalent to the old option, or to assume the old option.

                 If any such change or transaction shall occur, the number and kind of Shares to be issued upon the exercise of any Options shall be adjusted to give effect thereto.

         4.      Optionee Bound by Plan

                 The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by the terms and provisions thereof, regardless of whether such provisions have been set forth in this Agreement.

         5.      Application of Funds

                 The proceeds received by the Company from the sale of Shares subject to Options may be commingled with any other corporate funds and used for any corporate purpose.

         6.      General

                 (a) Any communication in connection with this Agreement shall be deemed duly given when delivered in person or mailed by certified or registered mail, return receipt requested, to Optionee at his or her address listed on the signature page hereof or such other address of which Optionee shall have advised by similar notice, or to the Company or Committee at the Company's then executive offices.

                 (b) This Agreement sets forth the parties' final and entire agreement with respect to its subject matter, may not be changed or terminated orally and shall be governed by and construed in accordance with the internal law of the State of Delaware. This Agreement shall bind and inure to the benefit of Optionee, and his heirs, distributees and personal and legal representatives, and the Company and its successors and assigns.

                 (c) Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

Optionee:                                         ALL AMERICAN SEMICONDUCTOR,
--------                                          INC., a Delaware corporation

                                                  By:
------------------------------                       --------------------------
Bruce M. Goldberg                                    Paul Goldberg
All American Semiconductor, Inc.                     Executive Officer
16115 N.W. 52nd Avenue
Miami, Florida 33140





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